Exhibit 8.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

March 16, 2010

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Susquehanna Capital II

c/o Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Re: Issuance and Sale of the Trust Preferred Securities of Susquehanna Capital II

Ladies and Gentlemen:

We have acted as tax counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Corporation”), and Susquehanna Capital II, a Delaware statutory trust (the “Trust,” and together with the Corporation, the “Registrants”), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File Nos. 333-165349 and 333-165349-03), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act (the “Registration Statement”) and with respect to: (i) the issuance and sale of 11% Junior Subordinated Deferrable Interest Debentures by the Corporation (the “Debentures”) pursuant to the Indenture, dated as of March 8, 2010, between the Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated as of March 16, 2010 (the “Indenture”); and (ii) the issuance and sale of the Trust Preferred Securities and the Common Securities (collectively, the “Trust Securities”) by the Trust pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of March 16, 2010, among the Corporation, as Depositor, The Bank of New York Mellon Trust Company, N.A., as Property Trustee, BNY Mellon Trust of Delaware, as Delaware Trustee, the Administrative Trustees named therein, and the several Holders as defined therein. The Trust Preferred Securities are being offered for sale to investors pursuant to the Registrants’ prospectus dated March 8, 2010, as supplemented by the prospectus supplement dated March 9, 2010 (the “Prospectus”), filed by the Registrants pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Trust Securities are guaranteed by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement (the “Guarantee”), dated as of March 16, 2010, between the Corporation, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, for the benefit of the holders of the Trust Securities. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; (iii) the form of Debenture; (iv) the Trust Agreement; (v) the Guarantee; and (vi) forms of security certificates representing the Trust Securities (collectively, the “Reference Documents”); and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinion described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Debentures and the Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein and have assumed the accuracy of representations and undertakings made by the Corporation in the Reference Documents.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm our opinions as set forth under the heading “Certain United States federal income tax consequences” in the Prospectus.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment specified in the Prospectus are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other matters.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s Current Report on Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of the Registration Statement) and to the use of our name under the caption “Validity of securities” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP